SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(D) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): December 18, 2008

                         FIRST FEDERAL BANKSHARES, INC.
                         ------------------------------
               (Exact Name of Registrant as Specified in Charter)

         Delaware                       0-25509              42-1485449
  -----------------             ----------------------     ---------------
(State or Other Jurisdiction)    (Commission File No.)     (I.R.S. Employer
      of Incorporation)                                     Identification No.)


329 Pierce Street, Sioux City, Iowa                              51101
-----------------------------------                              -----
(Address of Principal Executive Offices)                       (Zip Code)

Registrant's telephone number, including area code:  (712) 277-0200
                                                     --------------

                                 Not Applicable
                                 --------------
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications  pursuant to Rule 425 under the Securities Act (17
     CFR 230.425)

[  ] Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17
     CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure  of  Directors  or  Certain  Officers;   Election  of
            Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

     On December 18, 2008, First Federal Bankshares, Inc. (the "Company"), the holding company of Vantus Bank (the "Bank"), announced the appointment of Levon
L. Mathews as President and Chief Executive Officer of the Company. On that date, Mr. Mathews was also appointed President and Chief Executive Officer of Vantus Bank (the "Bank"), the Company's wholly owned subsidiary. Mr. Mathews will begin work with the Company and the Bank on January 5, 2009. Mr. Mathews will succeed Barry E. Backhaus, who has been serving as President and Chief Executive Officer of the Company and the Bank on an interim basis.

     Mr. Mathews has had a 25-year career in banking beginning with Lafayette National Bank in Lafayette, Indiana and continuing with expanded roles and responsibilities as a result of subsequent mergers that included market president responsibilities for Lafayette, Indiana and then Memphis, Tennessee. Mr. Mathews most recently served as Executive Vice President and Director of Private Banking Sales for Regions Financial Corporation, a $144 billion financial holding company headquartered in Birmingham, Alabama.

     In connection with the appointment, the Company and the Bank entered into a change in control agreement (the "Agreement") with Mr. Mathews. The Agreement has an initial term of eighteen calendar months, subject to annual renewal unless written notice of non-renewal is provided to the executive. Under the Agreement, upon the occurrence of either the executive's involuntary termination of employment or the executive's voluntary termination of employment for "good reason" (as defined in the Agreement), with either occurring within twelve months following the effective date of a "change in control" (as defined in the Agreement) of the Company or the Bank (the "Termination of Employment"), the Company or the Bank will pay the executive (or in the event of his subsequent death, his estate), his base salary in effect on the date of the Termination of Employment for eighteen months following the date of the Termination of Employment.

     Notwithstanding the foregoing, in order to be eligible to receive the severance payments under the Agreement, the Termination of Employment must qualify as a "Separation from Service," as defined in the Agreement. In addition, to the extent that the executive is a "Specified Employee" (as defined in the Agreement), payments will not begin until the first day of the seventh month following the executive's Separation from Service and the first payment owed to the executive will equal the first six months of accumulated payments owed to the executive thereunder, and thereafter regular payments owed to the executive will be made starting with the seventh month after the executive's Separation from Service.

     The Agreement also includes non-competition and non-solicitation provisions to which the executive would be subject for a period of twelve months following his Termination of Employment. Finally, the Agreement provides for a reduction in the amounts of the severance payments in certain circumstances if the executive becomes employed during the period in which severance payments are due under the Agreement.

     The Agreement referenced in this Item 5.02 will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the Quarter Ended December 31, 2008.

     A press release providing additional details of the foregoing is included as Exhibit 99 to this report.

Item 9.01.   Financial Statements and Exhibits

             (a) Not Applicable.

             (b) Not Applicable.

             (c) Not Applicable.

             (d) Exhibit.

                  99   Press release dated December 18, 2008

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.


                                         FIRST FEDERAL BANKSHARES, INC.



DATE: December 23, 2008             By:  /s/ Barry E. Backhaus
                                         -----------------------------------
                                         Barry E. Backhaus
                                         President and Chief Executive Officer

                                  EXHIBIT INDEX

The following exhibits are filed as part of this report:

         Exhibit No.                      Description
         -----------                      -----------
            99                  Press Release of First Federal Bankshares, Inc.